UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2007

MEDecision, Inc. (Exact Name of Issuer as Specified in Charter)

Pennsylvania	001-33191	23-2530889
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 Lee Road, Chesterbrook Corporate Center, Wayne, Pennsylvania (Address of Principal Executive Offices)	19087 (Zip Code)

(610) 540-0202

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.  Entry into a Material Definitive Agreement.

On December 12, 2007, MEDecision, Inc. (the “Company”) and the Company’s wholly owned subsidiary, MEDecision Investments, Inc. (collectively, the “Borrowers”), entered into a Second Amended and Restated Loan and Security Agreement (the “Agreement”) with Silicon Valley Bank (“SVB”) pursuant to which the parties thereto have amended and restated their prior loan and security agreement.  Under the Agreement, SVB provides senior debt financing to the Borrowers by way of a working capital facility.  The Borrowers’ borrowings under the working capital facility can be no more than the lesser of (i) $8 million or (ii) eighty percent (80%) of eligible accounts, as such term is defined in the Agreement, less the amount of all outstanding letters of credit (including drawn but unreimbursed letters of credit) and less the outstanding principal balance of any advances made to the Borrowers under the Agreement.  The working capital facility terminates on September 28, 2008.  The Borrowers’ obligations under the Agreement are secured by a lien on all of the assets of the Borrowers.

The principal amount of loans outstanding under the Agreement accrue interest at a per annum rate equal to three-quarters of one percentage point (0.75%) above the prime rate.  In the event that the Borrowers achieve two consecutive fiscal quarters of net income of at least one dollar, the Borrowers’ borrowings under the Agreement will thereafter accrue interest at a per annum rate equal to one-half of one percentage point (0.50%) above the prime rate.  Notwithstanding the foregoing, if at any time the Borrowers report net income below one dollar as of the end of any fiscal quarter, the principal amount of loans outstanding under the Agreement will thereafter accrue interest at a per annum rate equal to three-quarters of one percentage point (0.75%) above the prime rate.  In addition, if at any time on and after December 31, 2007, the Borrowers are unable to maintain a ratio of unrestricted cash and cash equivalents to current liabilities minus fifty percent (50%) of deferred revenue respecting license, maintenance and services (“Ratio of Liquidity”) that is greater than 1.35, the Borrowers’ borrowings under the Agreement will thereafter accrue interest at a per annum rate equal to one and one-half of one percentage point (1.50%) above the prime rate.

Among other covenants with which the Borrowers are required to comply under the Agreement, the Borrowers are required to maintain a Ratio of Liquidity of at least 1.15 measured as of the end of each calendar month until the working capital facility terminates.  In addition, the Borrowers are required to achieve a minimum tangible net worth of $6.5 million for the quarter ended December 31, 2007, $4.5 million for the quarter ended March 31, 2008 and $3 million for the quarter ended June 30, 2008.

In the event that the Borrowers make a misrepresentation, breach a warranty or fail to perform a covenant set forth in the Agreement or if there is a material impairment in the perfection or priority of SVB’s lien on all of the assets of the Borrowers or in the value thereof, or a material adverse change in the Borrowers’ business, operations or condition (each of which is defined in the Agreement as an event of default), SVB may, among other things, cease making loans to the Borrowers, accelerate the date for payment of all of the Borrowers’ outstanding obligations to SVB and/or take possession of and sell all of the assets of the Borrowers.  Additionally, from and after the occurrence and during the continuance of an event of default, the then current per annum interest rate on the outstanding loans under the Agreement will increase by five percentage points (5.00%) above the rate that is otherwise applicable.  If SVB elects to terminate the Agreement due to the occurrence and continuance of an event of default, the Borrowers shall pay to SVB a termination fee equal to one percentage point (1.00%) of the amount of the Borrowers’ borrowings outstanding at the time of termination of the Agreement.

A copy of the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01  Financial Statements and Exhibits.

(d)	The following exhibit is furnished with this report on Form 8-K:

99.1	Second Amended and Restated Loan and Security Agreement dated December 12, 2007 between MEDecision, Inc., MEDecision Investments, Inc., and Silicon Valley Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDECISION, INC.

Date: December 18, 2007	By:	/s/ Carl E. Smith
		Name:	Carl E. Smith
		Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

99.1	Second Amended and Restated Loan and Security Agreement dated December 12, 2007 between MEDecision, Inc., MEDecision Investments, Inc., and Silicon Valley Bank